SUBSTITUTE POWER OF ATTORNEY

Under the terms of a power of attorney dated August 17, 2006 (the "Power of Attorney") the undersigned, Arvind Dharia, was appointed attorney-in-fact for Awadhesh K. Sinha (the "Reporting Person"), to act in connection with execution and filing of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

In accordance with the authority granted under the Power of Attorney, including the power of substitution, the undersigned hereby appoint each of Lisa Keith and Michael Lomenzo as substitute attorneys-in-fact, on behalf of the Reporting Person, each with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By their signatures as attorneys-in-fact to this Substitute Power of Attorney, Lisa Keith and Michael Lomenzo accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: December 4, 2019

By: Arvind Dharia

Name: Arvind Dharia
Title: Attorney-in-Fact

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

Lisa Keith

Lisa Keith

Michael Lomenzo